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                     INDEPENDENT AUDITOR'S CONSENT


   We do hereby consent to the use of our report dated December 11, 1997 on the financial statements of Gaming Venture Corp., U.S.A. as of October 31, 1997 included in and made part of the registration statement of Gaming Venture Corp., U.S.A. dated April 25, 1998.

April 25, 1998

/s/  James E. Scheifley & Associates, P.C.
     Certified Public Accountant